Teavana Holdings, Inc. Announces First Quarter Fiscal 2012 Financial Results

Atlanta, Georgia – May 30, 2012 – Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the first quarter fiscal 2012 period ended April 29, 2012.

Highlights for the first quarter:

·	Net sales increased by 27% to $44.3 million from $34.9 million in the first quarter of fiscal 2011.

·	The Company opened 23 new stores compared to 15 new stores opened in the first quarter of fiscal 2011. The Company ended the quarter with 223 company-owned stores.

·	Comparable sales increased by 1.7%. Comparable sales include e-commerce.

·	Adjusted income from operations decreased by 5% to $6.2 million from $6.5 million in the first quarter of fiscal 2011. Adjusted income from operations excludes Teaopia transaction and integration planning expenses of $0.3 million.

·	Adjusted net income increased by 12% to $3.7 million, or $0.10 per diluted share, from $3.3 million, or $0.09 per diluted share in the first quarter of fiscal 2011. Adjusted net income excludes Teaopia transaction and integration planning expenses of $0.2 million after tax.

Andrew Mack, Chairman and CEO, stated: “We are excited to have kicked-off the first quarter of 2012 with the announcement of our planned acquisition of Teaopia and the successful opening of 23 new stores. Our new stores continue to impress, performing at the top end of our new store sales model, further validating our goal of 500 U.S. stores by 2015. In the first quarter we were able to deliver a strong sales growth rate of 27% and a comparable sales increase of 1.7%. We look forward to the completion of the Teaopia acquisition in the second quarter, the continued execution on our planned 60 new stores this year, and the delivery of another year of strong earnings growth in fiscal 2012.”

Balance sheet highlights as of April 29, 2012:

·	Total cash and cash equivalents were $20.0 million at the end of the first quarter of fiscal 2012 compared to $3.7 million at the end of the first quarter of fiscal 2011.

·	The Company had no long-term debt at the end of the first quarter of fiscal 2012 compared to $1.0 million in credit facility borrowings at the end of the first quarter of fiscal 2011.

·	Inventory was $23.0 million at the end of the first quarter of fiscal 2012 compared to $18.3 million at the end of the first quarter of fiscal 2011.

Outlook:

The fiscal 2012 outlook remains unchanged. For fiscal 2012, excluding the impact of the planned Teaopia acquisition, net sales are expected to be in the range of $208 million to $215 million based on opening 60 new stores and an increase in comparable sales, including e-commerce, in the mid-single digit range. Excluding the impact of the planned Teaopia acquisition, adjusted net income is expected to increase in the range of 30% to 35%, to $23.0 million to $24.0 million, or $0.58 to $0.61 per diluted share based on 39.4 million shares compared to net income of $17.8 million, or $0.46 per diluted share based on 38.4 million shares in fiscal 2011.

For the second quarter of fiscal 2012, excluding the impact of the planned Teaopia acquisition, net sales are expected to be in the range of $38 million to $40 million based on opening 13 to 14 new stores and an increase in comparable sales, including e-commerce, in the low to mid-single digit range. Excluding the impact of the planned Teaopia acquisition, adjusted net income is expected to be in the range of $0.6 million to $1.0 million, or $0.02 to $0.03 per diluted share based on 39.4 million shares.

The Teaopia acquisition is expected to close in the second quarter of fiscal 2012. For fiscal 2012, the acquisition is expected to be neutral to earnings per share, excluding transaction and integration expenses expected to be in the range of $0.04 to $0.05 per diluted share. For the second quarter of fiscal 2012, the acquisition is expected to be dilutive to earnings per share by $0.02, excluding transaction and integration expenses expected to be $0.03 per diluted share. For fiscal 2013, the acquisition is expected to be accretive to earnings per share by $0.03 to $0.04.

Conference Call Information:

A conference call to discuss the first quarter of fiscal 2012 financial results is scheduled for today, May 30, 2012, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 244-2414 (International (913) 312-0683) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.teavana.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 for domestic callers and (858)-384-5517 for international callers. The pin number to access the telephone replay is 5340159. The replay will be available until June 6, 2012.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 223 company-owned stores and on its website. Founded in 1997, the company offers new tea enthusiasts and tea connoisseurs alike its “Heaven of Tea” retail experience where passionate and knowledgeable “teaologists” engage and educate them about the ritual and enjoyment of tea. The company’s mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or “CARE,” through its Teavana Equatrade program. For more information, visit www.teavana.com.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management’s current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S., Canadian and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including risk factors in our Annual Report on Form 10-K filed with the SEC and available at www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K. Other factors that could change expected outcomes include our ability to close the Teaopia transaction and integrate its operations as planned and the continued performance of its locations as planned. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teavana Holdings, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)
		Thirteen Weeks Ended

	April 29, 2012	May 1, 2011

	(unaudited)	(unaudited)
Net sales	$44,319	$34,939
Cost of goods sold (exclusive of depreciation shown separately
below)	15,895	12,451

Gross profit	28,424	22,488
Selling, general and administrative expense	20,786	14,758
Depreciation and amortization expense	1,779	1,274

Income from operations	5,859	6,456
Interest expense, net	72	689

Income before income taxes	5,787	5,767
Provision for income taxes	2,286 -	2,444

Net income	$3,501	$3,323

Net income per share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.09
Weighted average shares outstanding:
Basic	38,305,620	36,749,460
Diluted	39,086,378	37,728,622

Teavana Holdings, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 29, 2012	January 29, 2012

Assets	(unaudited)
Current assets
Cash and cash equivalents	$20,040	$17,818
Prepaid expenses	4,305	3,995
Income tax receivable	659	-
Inventory	23,035	25,676
Other current assets	2,171	2,175

Total current assets	50,210	49,664

Property and equipment, net	47,630	42,785

Goodwill	2,394	2,394

Other non-current assets	634	775

Total assets	$100,868	$95,618

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,136	$3,898
Income taxes payable	-	1,821
Other current liabilities	5,950	6,847

Total current liabilities	11,086	12,566
Long-term liabilities
Deferred rent	14,192	12,905
Deferred tax liability, non-current	2,602	2,570
Other long-term liabilities	616	575

Total long-term liabilities	17,410	16,050

Total liabilities	28,496	28,616

Commitments and contingencies
Stockholders’ equity

Common stock, $.00003 par value; 100,000,000 shares authorized as of April xxxxxxx29, 2012 and January 29, 2012, respectively; 38,468,325 shares and xxxxxxx38,281,836 sharesxissued and outstanding as of April 29, 2012 and
xxxxxxxJanuary 29, 2012, respectively	1	1
Additional paid-in capital	278,625	276,782
Accumulated deficit	(206,291)	(209,792)
Accumulated other comprehensive income	37	11

Total stockholders’ equity	72,372	67,002

Total liabilities and stockholders’ equity	$100,868	$95,618

Non-GAAP Financial Measures:

The accompanying press release contains certain non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”). These non-GAAP financial measures include non-GAAP adjusted income from operations, adjusted net income and adjusted diluted earnings per share for the thirteen weeks ended April 29, 2012 and for the outlook provided for fiscal 2012 and the second quarter of fiscal 2012.

The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the ongoing operation of the business and allow management, lenders, investors and analysts to evaluate and assess the core operating results after removing the impact of Teaopia acquisition and integration related costs that affect comparability.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from US GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

The following tables present a reconciliation of adjusted income from operations, adjusted net income, and adjusted diluted earnings per share for the thirteen weeks ended April 29, 2012 and projected adjusted net income and adjusted diluted earnings per share for fiscal 2012 and the second quarter of fiscal 2012:

Historical

Reconciliation of US GAAP Income from Operations and Net Income to non-US GAAP ("adjusted") Income from Operations and Net Income

(unaudited)

(dollars in thousands, except per share data)

		Thirteen Weeks Ended

	April 29, 2012	May 1, 2011

Income from operations	$5,859	$6,456
Acquisition transaction and integration planning expense	295	0

Adjusted income from operations	$6,154	$6,456

		Thirteen Weeks Ended

	April 29, 2012	May 1, 2011

Net income	$3,501	$3,323
Acquisition transaction and integration planning expense 1	215	0

Adjusted net income	$3,716	$3,323

		Thirteen Weeks Ended

	April 29, 2012	May 1, 2011

Net income per share - Diluted	$0.09	$0.09
Acquisition transaction and integration planning expense 1	0.01	0.00

Adjusted net income per share - Diluted	$0.10	$0.09

1 Denotes after tax amount

Outlook
Reconciliation of US GAAP Net Income to non-US GAAP ("adjusted") Net Income
(unaudited)
(dollars in millions, except per share data)

	Fiscal 2012
	Second Quarter		Fiscal 2012

	low	high	low	high

Net income	$(1.2)	$(0.8)	$21.3	$22.0
Acquisition transaction and integration planning expense 1	1.1	1.1	1.7	2.0
Acquisition operational impact 1	0.7	0.7	0.0	0.0

Adjusted net income	$0.6	$1.0	$23.0	$24.0

	Fiscal 2012
	Second Quarter		Fiscal 2012

	low	high	low	high

Net income per share - Diluted	$(0.03)	$(0.02)	$0.54	$0.56
Acquisition transaction and integration planning expense 1	0.03	0.03	0.04	0.05
Acquisition operational impact 1	0.02	0.02	0.00	0.00

Adjusted net income per share - Diluted	$0.02	$0.03	$0.58	$0.61

1 Denotes after tax amount

Investor Contact: ICR, Inc.

Farah Soi / Joseph Teklits 203-682-8200 Farah.soi@icrinc.com